Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Finjan Holdings, Inc. on Form S-3 (File No. 333-189984), Form S-8 (File No. 333-195922) and Form S-8 (File No. 333-197369) of our report dated March 14, 2018, with respect to our audits of the consolidated financial statements of Finjan Holdings, Inc. as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016, and 2015, which report is included in this Annual Report on Form 10-K of Finjan Holdings, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 14, 2018